Exhibit 99.1

News Release

PartnerRe Ltd. Reports First Quarter 2014 Results

•	First Quarter Operating Earnings per share of $3.36; Net Income per share of $5.61

•	First Quarter Annualized Operating ROE of 12.3%; Annualized Net Income ROE of 20.5%

•	Book Value of $114.13 per share, up 4.5% for the quarter

•	Tangible Book Value of $103.10 per share, up 4.7% for the quarter

PEMBROKE, Bermuda, April 28, 2014 — PartnerRe Ltd. (NYSE: PRE) today reported a net income of $295.7 million, or $5.61 per share for the first quarter of 2014. This includes net after-tax realized and unrealized gains on investments of $115.8 million, or $2.20 per share. Net income for the first quarter of 2013 was $210.5 million, or $3.53 per share, including net after-tax realized and unrealized gains on investments of $12.3 million, or $0.20 per share. The Company reported operating earnings of $176.9 million, or $3.36 per share, for the first quarter of 2014. This compares to operating earnings of $202.1 million, or $3.39 per share, for the first quarter of 2013.

Operating earnings or loss excludes certain net after-tax realized and unrealized investment gains and losses, net after-tax foreign exchange gains and losses, certain net after-tax interest in results of equity method investments and the loss on redemption of preferred shares, and is calculated after the payment of preferred dividends. All references to per share amounts in the text of this press release are on a fully diluted basis.

Commenting on results, PartnerRe President & Chief Executive Officer Costas Miranthis said, “I am pleased to report a strong start to 2014, with first quarter results reflecting solid underwriting performance and improved financial markets. On a dividend adjusted basis, we grew tangible book value per share by 5.4%. We are beginning to see the effect of our efforts to profitably diversify our portfolio into new lines such as health and mortgage business. I am confident that our ability to find new, attractive businesses coupled with our excellent franchise, strong client relationships and superior balance sheet position us to compete effectively in an otherwise challenging operating environment.”

Highlights for the first quarter of 2014 compared to the same period in 2013 include:

Results of operations:

•

Net premiums written of $1.7 billion were up 6%. The increase was driven by the North America and Global Specialty Non-life sub-segments, and the Life and Health segment. The increase was primarily driven by the agriculture and credit/surety lines of business in the North America Non-life sub-segment, the multi-line and agriculture lines of business in the Global Specialty Non-life sub-segment and PartnerRe Health’s accident and health line of business in the Life and Health segment. These increases were partially offset by decreases in the Catastrophe and Global (Non-U.S.) P&C Non-life sub-segments.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

•

Net premiums earned of $1.3 billion were up 9%, or 10% on a constant foreign exchange basis. The increase was primarily driven by the earning of new business written in 2013 in the North America, Global (Non-U.S.) P&C and Global Specialty Non-life sub-segments and the Life and Health segment.

•

The Non-life combined ratio was 83.9%. The combined ratio benefited from favorable prior year development of 16.6 points (or $164 million). All Non-life sub-segments experienced net favorable development on prior accident years during the first quarter of 2014.

•	Net investment income of $117 million was down 6%. The decrease in net investment income primarily reflects lower reinvestment rates.

•	Pre-tax net realized and unrealized investment gains were $142 million primarily reflecting decreases in longer-term risk-free interest rates and narrowing credit spreads.

•	The effective tax rate on operating earnings and non-operating earnings was 14% and 20%, respectively.

Balance sheet and capitalization:

•	Total investments, cash and funds held – directly managed were $17.5 billion at March 31, 2014, comparable to December 31, 2013.

•	Net Non-life loss and loss expense reserves were $10.3 billion at March 31, 2014, down 1% compared to December 31, 2013.

•	Net policy benefits for life and annuity contracts were $2.1 billion at March 31, 2014, up 7% compared to December 31, 2013.

•

Total capital was $7.6 billion at March 31, 2014, up 1% compared to December 31, 2013 primarily driven by net income for the quarter, which was partially offset by share repurchases and common and preferred dividend payments.

•

The Company repurchased approximately 1.8 million common shares at a total cost of approximately $180 million during the first quarter of 2014. The average repurchase price of $99.76 per share represents an 8.7% discount to diluted book value per share at December 31, 2013. Since April 1, 2014, the Company has repurchased 450 thousand common shares at a total cost of approximately $46 million. As of April 28, 2014, approximately 2.7 million common shares remained under the current repurchase authorization.

•	Total shareholders’ equity attributable to PartnerRe was $6.8 billion at March 31, 2014, up 1% compared to December 31, 2013. The increase was driven by the factors described above for total capital.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

•

Book value per common share was $114.13 at March 31, 2014, a record high for PartnerRe, up 4.5% compared to $109.26 at December 31, 2013. Tangible book value per common share was $103.10 at March 31, 2014, up 4.7% compared to $98.49 at December 31, 2013. The increases were primarily driven by net income, which was partially offset by common and preferred dividend payments.

Segment and sub-segment highlights for the first quarter of 2014 compared to the same period in 2013 include:

Non-life:

•

The Non-life segment’s net premiums written were up 5%. The increase was reported in the North America and Global Specialty sub-segments and was partially offset by decreases in the Catastrophe and Global (Non-U.S.) P&C sub-segments.

•

The North America sub-segment’s net premiums written were up 18%, or 19% on a constant foreign exchange basis, primarily driven by the restructuring of a significant treaty and new business in the agriculture line of business and new mortgage guaranty business in the credit/surety line of business. This sub-segment reported a technical ratio of 92.9%, which included 6.5 points (or $24 million) of net favorable prior year loss development.

•

The Global (Non-U.S.) P&C sub-segment’s net premiums written were down 2%, or 3% on a constant foreign exchange basis, primarily due to increased retentions, share decreases and cancellations in the property line of business, partially offset by new business written in the motor line of business. This sub-segment reported a technical ratio of 82.5%, which included 26.0 points (or $47 million) of net favorable prior year loss development.

•

The Global Specialty sub-segment’s net premiums written were up 8% primarily due to new business and renewal increases in the multi-line line of business and new business and upward premium adjustments in the agriculture line of business. These increases were partially offset by decreases in net premiums written in most of the other lines of business, predominantly due to increased retentions and cancellations. This sub-segment reported a technical ratio of 79.0%, which included 16.7 points (or $59 million) of net favorable prior year loss development.

•

The Catastrophe sub-segment’s net premiums written were down 15%, or 14% on a constant foreign exchange basis, primarily driven by cancellations, non-renewals and the restructuring of certain treaties, which was, partially offset by new business. This sub-segment reported a favorable technical ratio of (16.4)%, which included 43.0 points (or $34 million) of net favorable prior year loss development.

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

Life and Health:

•

The Life and Health segment’s net premiums written were up 13%, or 12% on a constant foreign exchange basis. The increase was primarily driven by PartnerRe Health’s accident and health line of business and, to a lesser extent, the mortality and longevity lines of business.

•

The Life and Health segment’s allocated underwriting result, which includes allocated investment income and operating expenses, decreased to $14 million compared to $16 million in the same period of 2013 primarily due to a modestly lower level of net favorable prior year loss development.

Corporate and Other:

•

Investment and capital markets activities contributed income of $247 million to pre-tax net income, excluding investment income allocated to the Life and Health segment. Of this amount, income of $99 million was included in pre-tax operating earnings and income of $148 million related to net realized and unrealized gains on investments and earnings from equity method investee companies was included in pre-tax non-operating earnings.

Separately, as announced by the Company earlier today, the Board of Directors declared a quarterly dividend of $0.67 per common share. The dividend will be payable on May 30, 2014 to common shareholders of record on May 19, 2014.

The Company has posted its first quarter 2014 financial supplement on its website www.partnerre.com in the Investor Relations section on the Financial Reports page under Supplementary Financial Data, which includes a reconciliation of GAAP and non-GAAP measures.

The Company will hold a dial-in conference call and question and answer session with investors at 10 a.m. Eastern tomorrow, April 29. Investors and analysts are encouraged to call in 15 minutes prior to the commencement of the call. The conference call can be accessed by dialing (800)-723-6604 or, from outside the United States, by dialing (785)-830-7977. The media are invited to listen to the call live over the Internet on the Investor Relations section of PartnerRe’s web site, www.partnerre.com. To listen to the webcast, please log on to the broadcast at least five minutes prior to the start.

Net income/loss per share is defined as net income/loss attributable to PartnerRe common shareholders divided by the weighted average number of fully diluted shares outstanding for

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

the period. Net income/loss attributable to PartnerRe common shareholders is defined as net income/loss attributable to PartnerRe less preferred dividends and loss on redemption of preferred shares.

Operating earnings/loss is defined as net income/loss available to PartnerRe common shareholders excluding certain after-tax net realized and unrealized gains/losses on investments, after-tax net foreign exchange gains/losses, the loss on redemption of preferred shares and certain after-tax interest in earnings/losses of equity method investments. Operating earnings/loss per share is defined as operating earnings/loss divided by the weighted average number of fully diluted shares outstanding for the period.

The Company uses operating earnings, diluted operating earnings per share and annualized operating return on beginning diluted book value per common and common share equivalents outstanding to measure performance, as these measures focus on the underlying fundamentals of our operations without the impact of after-tax net realized and unrealized gains/losses on investments (except where the Company has made a strategic investment in an insurance or reinsurance related investee), after-tax net foreign exchange gains/losses, and the after-tax interest in earnings/losses of equity method investments (except where the Company has made a strategic investment in an insurance or reinsurance related investee and where the Company does not control the investees activities).

The Company uses technical ratio and technical result as measures of underwriting performance. The technical ratio is defined as the sum of the loss and acquisition ratios. These metrics exclude other operating expenses.

The Company also uses combined ratio to measure results for the Non-life segment. The combined ratio is the sum of the technical and other operating expense ratios.

The Company uses allocated underwriting result as a measure of underwriting performance for its Life and Health operations. This metric is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.

The Company uses total capital, which is defined as total shareholders’ equity attributable to PartnerRe, long-term debt, senior notes and CENts, to manage the capital structure of the Company.

The Company calculates Tangible Book Value using common shareholders’ equity attributable to PartnerRe less goodwill and intangible assets, net of tax. The Company

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

News Release

calculates Diluted Tangible Book Value per Common Share using Tangible Book Value divided by the weighted average number of PartnerRe common shares and common share equivalents outstanding. The Company uses these measures as the basis for its prime measure of long-term financial performance (annualized growth in Diluted Tangible Book Value per Common Share plus dividends).

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines in its Non-life operations, mortality, longevity and accident and health in its Life and Health operations, and alternative risk products. For the year ended December 31, 2013, total revenues were $5.5 billion. At March 31, 2014, total assets were $23.5 billion, total capital was $7.6 billion and total shareholders’ equity attributable to PartnerRe was $6.8 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Daniel Goldstein
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House, 5th Floor 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

PartnerRe Ltd.

Consolidated Statements of Operations and Comprehensive Income

(Expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	For the three months ended March 31, 2014	For the three months ended March 31, 2013

Revenues
Gross premiums written	$1,871,740	$1,756,886

Net premiums written	$1,738,494	$1,636,431
Increase in unearned premiums	(484,712)	(489,751)

Net premiums earned	1,253,782	1,146,680
Net investment income	116,867	123,704
Net realized and unrealized investment gains	142,172	22,943
Other income	404	3,927

Total revenues	1,513,225	1,297,254

Expenses
Losses and loss expenses and life policy benefits	749,457	660,952
Acquisition costs	264,608	234,200
Other operating expenses	111,462	116,040
Interest expense	12,238	12,229
Amortization of intangible assets	7,002	7,046
Net foreign exchange gains	(670)	(2,043)

Total expenses	1,144,097	1,028,424

Income before taxes and interest in earnings of equity method investments	369,128	268,830
Income tax expense	62,305	41,675
Interest in earnings of equity method investments	6,064	7,215

Net income	312,887	234,370

Net income attributable to noncontrolling interests	(3,044)	—

Net income attributable to PartnerRe	309,843	234,370

Preferred dividends	14,184	14,699
Loss on redemption of preferred shares	—	9,135

Net income attributable to PartnerRe common shareholders	$295,659	$210,536

Operating earnings attributable to PartnerRe common shareholders	$176,910	$202,089

Comprehensive income attributable to PartnerRe	$294,394	$215,303

Per share data attributable to PartnerRe common shareholders:
Earnings per common share:
Basic operating earnings	$3.43	$3.46
Net realized and unrealized investment gains, net of tax	2.24	0.21
Net foreign exchange losses, net of tax	(0.02)	(0.01)
Loss on redemption of preferred shares	—	(0.16)
Interest in earnings of equity method investments, net of tax	0.07	0.10

Basic net income	$5.72	$3.60

Weighted average number of common shares outstanding	51,652,177	58,423,898

Diluted operating earnings	$3.36	$3.39
Net realized and unrealized investment gains, net of tax	2.20	0.20
Net foreign exchange losses, net of tax	(0.02)	(0.01)
Loss on redemption of preferred shares	—	(0.15)
Interest in earnings of equity method investments, net of tax	0.07	0.10

Diluted net income	$5.61	$3.53

Weighted average number of common shares and common share equivalents outstanding	52,727,573	59,590,044
Dividends declared per common share	$0.67	$0.64

PartnerRe Ltd.

Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars, except per share and parenthetical share and per share data)

(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Investments:
Fixed maturities, at fair value	$13,898,401	$13,593,303
Short-term investments, at fair value	28,821	13,546
Equities, at fair value	1,249,744	1,221,053
Other invested assets	302,495	320,981

Total investments	15,479,461	15,148,883
Funds held – directly managed	764,386	785,768
Cash and cash equivalents	1,269,037	1,496,485
Accrued investment income	190,169	185,717
Reinsurance balances receivable	3,064,301	2,465,713
Reinsurance recoverable on paid and unpaid losses	362,149	308,892
Funds held by reinsured companies	849,256	843,081
Deferred acquisition costs	725,584	644,952
Deposit assets	112,338	351,905
Net tax assets	11,217	14,133
Goodwill	456,380	456,380
Intangible assets	180,088	187,090
Other assets	53,137	149,296

Total assets	$23,517,503	$23,038,295

Liabilities
Unpaid losses and loss expenses	$10,529,717	$10,646,318
Policy benefits for life and annuity contracts	2,118,479	1,974,133
Unearned premiums	2,299,250	1,723,767
Other reinsurance balances payable	269,487	202,549
Deposit liabilities	92,099	328,588
Net tax liabilities	247,503	284,442
Accounts payable, accrued expenses and other	299,380	291,350
Debt related to senior notes	750,000	750,000
Debt related to capital efficient notes	70,989	70,989

Total liabilities	16,676,904	16,272,136

Shareholders’ Equity
Common shares (par value $1.00; issued: 2014, 86,879,432 shares; 2013, 86,657,045 shares)	86,879	86,657
Preferred shares (par value $1.00; issued and outstanding: 2014 and 2013, 34,150,000 shares;aggregate liquidation value: 2014 and 2013, $853,750)	34,150	34,150
Additional paid-in capital	3,907,347	3,901,627
Accumulated other comprehensive loss	(27,687)	(12,238)
Retained earnings	5,667,868	5,406,797
Common shares held in treasury, at cost (2014, 36,019,611 shares; 2013, 34,213,611 shares)	(2,887,629)	(2,707,461)

Total shareholders’ equity attributable to PartnerRe	6,780,928	6,709,532
Noncontrolling interests	59,671	56,627

Total shareholders’ equity	6,840,599	6,766,159

Total liabilities and shareholders’ equity	$23,517,503	$23,038,295

Diluted Book Value Per Common Share and Common Share Equivalents Outstanding (1) (2)	$114.13	$109.26

Diluted Tangible Book Value Per Common Share and Common Share Equivalents Outstanding (1) (2)	$103.10	$98.49

Number of Common Share and Common Share Equivalents Outstanding (2)	51,935,217	53,596,034

(1)	Excludes the aggregate liquidation value of preferred shares (2014 and 2013, $853,750) and noncontrolling interests (2014, $59,671; 2013, $56,627).
(2)	Common share and common share equivalents outstanding are calculated using the Treasury Method for all potentially dilutive shares.

PartnerRe Ltd.

Segment Information

(Expressed in millions of U.S. dollars)

(Unaudited)

	For the three months ended March 31, 2014
	North America	Global (Non-U.S.) P&C	Global Specialty	Catastrophe	Total Non-life segment	Life and Health segment	Corporate and Other	Total

Gross premiums written	$530	$364	$479	$210	$1,583	$289	$—	$1,872

Net premiums written	$527	$361	$389	$179	$1,456	$282	$—	$1,738
Increase in unearned premiums	(148)	(182)	(34)	(100)	(464)	(20)	—	(484)

Net premiums earned	$379	$179	$355	$79	$992	$262	$—	$1,254
Losses and loss expenses and life policy benefits	(260)	(94)	(201)	21	(534)	(215)	—	(749)
Acquisition costs	(92)	(54)	(79)	(8)	(233)	(32)	—	(265)

Technical result	$27	$31	$75	$92	$225	$15	$—	$240

Other income					1	1	(2)	—
Other operating expenses					(65)	(17)	(29)	(111)

Underwriting result					$161	$(1)	n/a	$129

Net investment income						15	102	117

Allocated underwriting result (1)						$14	n/a	n/a

Net realized and unrealized investment gains							142	142
Interest expense							(12)	(12)
Amortization of intangible assets							(7)	(7)
Net foreign exchange gains							—	—
Income tax expense							(62)	(62)
Interest in earnings of equity method investments							6	6

Net income							n/a	$313

Loss ratio (2)	68.6%	52.4%	56.6%	(26.5)%	53.8%
Acquisition ratio (3)	24.3	30.1	22.4	10.1	23.6

Technical ratio (4)	92.9%	82.5%	79.0%	(16.4)%	77.4%
Other operating expense ratio (5)					6.5

Combined ratio (6)					83.9%

	For the three months ended March 31, 2013
	North America	Global (Non-U.S.) P&C	Global Specialty	Catastrophe	Total Non-life segment	Life and Health segment	Corporate and Other	Total
Gross premiums written	$447	$372	$445	$238	$1,502	$254	$1	$1,757

Net premiums written	$446	$368	$361	$211	$1,386	$249	$1	$1,636
Increase in unearned premiums	(113)	(202)	(24)	(124)	(463)	(25)	(1)	(489)

Net premiums earned	$333	$166	$337	$87	$923	$224	$—	$1,147
Losses and loss expenses and life policy benefits	(240)	(67)	(184)	11	(480)	(182)	1	(661)
Acquisition costs	(72)	(50)	(75)	(11)	(208)	(27)	—	(235)

Technical result	$21	$49	$78	$87	$235	$15	$1	$251

Other income					—	3	1	4
Other operating expenses					(66)	(18)	(32)	(116)

Underwriting result					$169	$—	n/a	$139

Net investment income						16	108	124

Allocated underwriting result (1)						$16	n/a	n/a

Net realized and unrealized investment gains							23	23
Interest expense							(12)	(12)
Amortization of intangible assets							(7)	(7)
Net foreign exchange gains							2	2
Income tax expense							(42)	(42)
Interest in earnings of equity method investments							7	7

Net income							n/a	$234

Loss ratio (2)	72.0%	40.4%	54.6%	(12.8)%	52.0%
Acquisition ratio (3)	21.6	30.1	22.4	12.3	22.6

Technical ratio (4)	93.6%	70.5%	77.0%	(0.5)%	74.6%
Other operating expense ratio (5)					7.1

Combined ratio (6)					81.7%

(1)	Allocated underwriting result is defined as net premiums earned, other income or loss and allocated net investment income less life policy benefits, acquisition costs and other operating expenses.
(2)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(3)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(4)	Technical ratio is defined as the sum of the loss ratio and the acquisition ratio.
(5)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(6)	Combined ratio is defined as the sum of the technical ratio and the other operating expense ratio.